Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of July 1, 2012 (the “Effective Date”) by and between Technical Consumer Products, Inc., a Delaware corporation (“TCP”), as the employer; and Ellis Yan (“Executive”), as the employee. TCP and Executive are referred to collectively in this Agreement as the “Parties” and individually as a “Party”. TCP International Holdings Ltd., the parent company of TCP, is referred to herein as “TCP International”.

RECITALS

TCP has agreed to employ Executive and Executive has agreed to accept such employment, subject to the terms and conditions set forth herein.

Executive represents that he is not bound by any agreement or other restriction which would be violated in any way by his employment with TCP, and further agrees that he will not use or disclose any confidential or other protected information belonging to any third party in the course of his employment with TCP.

Therefore, in consideration of the promises and the mutual covenants and agreements set forth herein, the Parties agree to enter into this Agreement as follows:

1. Position and Duties.

(a) TCP hereby employs Executive as its Chief Executive Officer or such other position of reasonably comparable or greater status and responsibilities, as determined by the Board of Directors of TCP International (the “Board”), and Executive agrees to serve TCP as such, upon the terms and conditions hereof.

(b) Executive shall report to the Board, and Executive’s primary responsibilities shall be as (i) Chief Executive Officer of TCP and TCP International and (ii) such other duties as assigned by the Board as are customary to persons in the same or similar capacity of an enterprise comparable to TCP. Executive will be Chairman of the TCP International’s executive team with responsibility for determining the long-term direction and goals of TCP and TCP International, and for developing strategies and tactics to meet those goals, along with all other duties as assigned by TCP or TCP International. Executive shall also discharge such duties and authority as are generally incident to such position, or to such other senior management position as TCP or TCP International shall determine, provided that such other position shall be comparable in authority and responsibility to the position specified above.

(c) Executive agrees to devote all of Executive’s employment time and attention to the affairs of TCP and TCP International and use Executive’s best efforts to promote the business and interests of TCP and TCP International and that Executive will not engage, directly or indirectly, in any other occupation during the term of employment; it being acknowledged by the Parties that, absent a breach of Sections 5 or 6 of this Agreement, it will not be a violation of this Agreement for Executive to (i) engage in and serve such civic, community, charitable, educational or religious organizations as Executive may reasonably select and (ii) manage Executive’s personal, financial and legal affairs, so long as the activities in (i) and (ii) do not unreasonably interfere with the performance of Executive’s duties and obligations under this Agreement. Executive further acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of TCP and TCP International, and not to do any act which would injure the business, interests, or reputation of TCP or any of its subsidiaries, parent corporations or affiliates. Executive represents and warrants to TCP that Executive is under no contractual commitments inconsistent with Executive’s duties and obligations set forth in this Agreement.

2. Term.

The term of employment hereunder (“Term”) shall commence on the Effective Date hereof and shall continue for a period of three (3) years (unless earlier terminated pursuant to any of Section 7 of this Agreement) (the “Initial Term”). Unless earlier terminated, Executive’s employment with TCP shall automatically renew for successive one (1) year periods following the Initial Term (each such extension being referred to as a “Renewal Term”; and the Initial Term and all Renewal Terms being collectively referred to as the “Term of Employment”) unless written notice is provided by either Executive or TCP to the other Party no later than ninety (90) days prior to the expiration of the then current Term of Employment that renewal of the Agreement is not desired.

3. Compensation and Benefits.

In consideration of, and in exchange for, the services to be provided by Executive (including, without limitation, all services to be rendered by Executive as an officer and/or other duties may be assigned by TCP), Executive shall receive the amounts and benefits set forth hereunder. All amounts received by Executive under this Agreement shall be calculated and paid in U.S. dollars.

(a) Base Salary. Executive’s annual base salary (the “Base Salary”) shall be $685,000, which Base Salary will be payable in accordance with the payroll practices and procedures of TCP for executive and management level employees, as in effect from time to time. All amounts payable under this Section 3, including without limitation the Base Salary, shall be paid less all applicable taxes, social security payments and other items that TCP is required by law to withhold or deduct therefrom. The Base Salary shall be subject to annual review by the Board, if applicable, but may not be decreased during the then current Term hereof. If any change to the Base Salary is made pursuant to the previous sentence, Executive’s new level of Base Salary shall be Executive’s Base Salary for purpose of this Agreement.

(b) Bonus. During the Term of this Agreement, Executive shall be eligible to receive in addition to the Base Salary, a bonus (the “Bonus”) based on the achievement of the management objectives set out for each fiscal year by the Board, as applicable (see Exhibit B). The Bonus shall be paid as promptly as possible after the determination that the Bonus was earned in accordance with the preceding sentence, but in all events, if earned, by March 15th of the taxable year immediately following the applicable taxable year. Nothing contained hereunder shall prohibit the Board from suspending or declining to make a payment of the Bonus if it is deemed necessary by the Board as to bonus payments for all executive officers.

(c) Equity Incentive. Executive shall be eligible for such equity-based awards, if any, as may be commensurate with Executive’s position and performance, if, when and as determined by the Board in its discretion. Any such award shall be subject to all terms determined by the Board or, if applicable, as set forth in any applicable equity plan.

(d) Claw-back. If any of TCP’s or TCP International’s financial statements (or other applicable financial statements of affiliates of TCP or TCP International) are restated, resulting from errors, omission, or fraud, the Board may (in its sole discretion, but acting in good faith) direct that TCP or TCP International, as the case may be, recover all or a portion of any Bonus or other incentive compensation (including equity-related awards) made to Executive with respect to any fiscal year the financial results of which are negatively affected by such statement. This right also applies in other cases of any such incentive compensation having been made to Executive on the basis of incorrect financial or other data.

(e) Life Insurance. Without limiting the generality of Section 4(c) below, with respect to life insurance, Executive shall be provided with coverage at the expense of TCP under a life insurance policy or policies, which policies provide a death benefit to Executive equal to $9,500,000.

(f) Automobile. Without limiting the generality of Section 4 below, Executive shall be entitled to an automobile of Executive’s choice and reimbursement for all expenses in connection therewith, including, but not limited to, the cost of the acquisition, maintenance, fuel and liability insurance.

(g) Tax and Financial Planning. Executive shall be entitled to a personal financial planning and tax preparation allowance of not less than $50,000 during each taxable year during the Term of Employment.

(h) Personal Physician. Executive shall be entitled to on-call services of a personal physician for Executive and his family at an amount not to exceed $6,000 on an annual basis.

4. Other Benefits.

During the Term of this Agreement and for services rendered hereunder, Executive shall also be entitled to receive other benefits which are, and may be in the future, generally available to TCP or TCP International full-time employees and members of TCP’s or TCP International’s executive team, subject to eligibility and other applicable requirements, which benefits may include:

(a) Group Insurance. Group insurance programs as in effect from time to time, with normal benefits and contributions to apply, including Health, Dental, Vision, Disability, and Life (including family coverage) as applicable.

(b) 401(k) and Other Retirement Plans. Any qualified pension or profit sharing plan established by TCP and any other benefit plans or programs established by TCP as in effect from time to time.

(c) Other Benefits. Annual vacation, paid holidays, sick leave, long term disability policies of insurance, and other similar benefits as provided from time to time by TCP to TCP’s executive team.

(d) Reimbursement of Business Related Expenses. Prompt reimbursement for reasonable expenses incurred by Executive in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by TCP for its employees.

(e) Key Man Insurance. Executive agrees that TCP may at any time and for TCP’s own benefit, apply for and take out life, health, accident, and/or other insurance covering Executive either independently or together with others in any amount which TCP deems to be in its best interests and TCP may maintain any existing insurance policies on the life of Executive owned by TCP. TCP shall own all rights in any such insurance policies and in the cash values and proceeds thereof and, except as otherwise provided in writing, Executive shall not have any right, title or interest therein. Executive agrees to assist TCP at TCP’s expense in obtaining any such insurance by, among other things, submitting to the customary examinations and correctly preparing, signing and delivering such applications and other documents as may be required by insurers.

(f) Other. Notwithstanding the foregoing, TCP may, in its discretion, at any time and from time to time, change or revoke any of its employee or executive benefits plans, programs or policies and Executive shall not be deemed, by virtue of this Agreement, to have any vested interest in any such plans, programs or policies, but shall be entitled to participate in any such plans, programs or policies on the same basis and terms as are applicable to all senior executives of TCP generally.

5. Restrictive Covenants.

(a) Non-Competition; Non-Solicitation. The Parties hereto recognize that Executive’s services are unique and the Restrictive Covenants on Executive set forth in this Section 5 are essential to protect the business (including trade secret and other confidential information disclosed by TCP to, learned or developed by Executive during the course of employment by TCP) and good will of TCP. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, Executive agrees that during the Term of this Agreement, or if later, through the date Executive ceases to be employed by TCP, and for a period of two (2) years thereafter (the “Covenant Period”), Executive shall not:

(i)

Own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, limited liability company, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business that is engaged in any manner in, or otherwise competes with, the business of TCP or any of TCP International’s affiliates or subsidiaries (A) as conducted during the Term of Employment or, if later, through the date Executive ceases to be employed by TCP, or, (B) to Executive’s knowledge, planned to conduct business during the

Term of Employment or, if later, through the date Executive ceases to be employed by TCP, in each instance in any geographic area where TCP or any of TCP’s affiliates or subsidiaries conducted or, to Executive’s knowledge, planned to conduct business as evidenced by a written plan (such geographic area, the “Territory”). Notwithstanding the foregoing, the ownership of not more than one percent (1%) of the stock of any publicly traded corporation will not be deemed a violation of this covenant;

(ii)	Approach, solicit or otherwise transact any business in any manner pertaining to suppliers (except professional tax and accounting firms and other business consulting firms which may be vendors of TCP) or customers of TCP or any of its subsidiaries or affiliates, or take any action to cause such suppliers or customers to not transact business in any manner with TCP or any of its subsidiaries or affiliates, which, in any manner, would have, or is likely to have, an adverse effect upon TCP or any of its subsidiaries or affiliates; and

(iii)	Induce any employee of TCP or any of its subsidiaries or affiliates, or suppliers or agents of TCP or any of its subsidiaries or affiliates to terminate his or her employment with TCP or any of its subsidiaries, affiliates or suppliers, or hire or assist in the hiring of any such employee by any person or entity not affiliated with TCP.

For purposes of this Agreement, “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control, with TCP.

(b) Non-Disparagement. During the Term of Employment and for a period of five (5) years thereafter, the Parties will not, directly or indirectly, make any public or private statement (whether orally or in writing) that disparages, denigrates or maligns the other, or their respective businesses, activities, operations, affairs, reputations, or prospects.

6. Confidentiality.

Executive acknowledges that it is the policy of TCP and its subsidiaries or affiliates to maintain as secret and confidential all valuable and unique information herebefore or hereafter acquired, developed or used by TCP and its subsidiaries relating to the business, operations, employees and customers of TCP and its subsidiaries or affiliates, which information gives TCP and its subsidiaries or affiliates a competitive advantage in the industry, and which information includes, but is not limited to, technical knowledge, know-how or trade secrets and information concerning the operations, sales, personnel, suppliers, customers, costs, profits, markets, pricing policies, and other confidential materials, as well as any of the foregoing that is owned by third parties and that TCP or its subsidiaries or affiliates have a duty to hold confidential (the “Confidential Information”).

(a) Non-Disclosure. Executive recognizes that the services to be performed by Executive are special and unique, and that by reason of Executive’s duties, Executive has acquired or learned Confidential Information. Executive recognizes that all such Confidential Information is the sole and exclusive property of TCP and its subsidiaries or affiliates. As part of consideration of the compensation and benefits to be paid to Executive under this Agreement, Executive agrees not to disclose the Confidential Information to anyone outside TCP, and not to use the Confidential Information other than for the performance of Executive’s duties hereunder, either during or after the employment by TCP, except as authorized by TCP in connection with performance of the duties set forth in this Agreement, or other duties assigned by TCP or TCP International from time to time.

(b) Return of Confidential Information. Executive agrees to deliver promptly upon termination of employment with TCP, or at any time requested by TCP, all memos, notes, records, reports, manuals, drawings, and any other documents containing any Confidential Information, including all copies of such materials which Executive may then possess or have under Executive’s control.

(c) Ownership of Trade Secrets; Assignment of Rights. Executive agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials made by Executive or by TCP, TCP International and their subsidiaries (the “Work Product”) are the property of TCP, TCP International and their subsidiaries and shall not be used by Executive in any way adverse to the interests of TCP and its subsidiaries or affiliates. Executive assigns to TCP and its subsidiaries any rights that Executive may have in any such Work Product. Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board. Executive assigns to TCP and its subsidiaries or affiliates any rights, which Executive may have in any such trade secret or proprietary information. Likewise, Executive shall not disclose to TCP and its subsidiaries or affiliates, use in TCP and its subsidiaries or affiliates business, or cause TCP and its subsidiaries or affiliates to use, any information or material that is a trade secret of others.

7. Termination.

Notwithstanding any other term or provision contained in this Agreement, this Agreement and the employment hereunder may be terminated prior to the expiration under the following circumstances:

(a) Death. Upon Executive’s death, this Agreement shall automatically terminate.

(b) Disability. Upon Executive becoming “Permanently Disabled”, which, for purposes of this Agreement, shall mean Executive’s incapacity due to physical or mental illness or cause or other disability, which results in the Executive being substantially unable to perform the essential functions of Executive’s duties after reasonable accommodations made by TCP, as reasonably determined by the Board, for either (i) a period of ninety (90) consecutive days, or (ii) a period of ninety (90) calendar days out of any period of three hundred and sixty (360) consecutive calendar days during the Term of Employment, then TCP shall have the right to terminate this Agreement upon thirty (30) days written notice to Executive.

(c) Termination by TCP for Cause. Upon a written notice to Executive from TCP, TCP may terminate this Agreement for Cause. For purpose of this Agreement, “Cause” shall mean termination by action of the Board because of:

(i)	Executive’s substantial or repeated failure to perform without good reason, as determined in good faith by the Board (other than as a result of Executive becoming Permanently Disabled or Executive’s death) the duties set forth in this Agreement or as reasonably directed by the Board that are consistent with the scope and nature of Executive’s duties and responsibilities;

(ii)	Executive’s gross negligence, self dealing (without prior consent of TCP) or willful misconduct of Executive, including without limitation, misappropriation of funds or property of TCP, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of TCP or any willful act or gross negligence having the effect of injuring the reputation, business or business relationships of TCP or any of its subsidiaries, parent corporations or affiliates;

(iii)	Executive’s material violation of any statutory or common law duty of loyalty to TCP or any of its subsidiaries, parent corporations or affiliates;

(iv)	Executive’s conviction of, a plea of nolo contendere or of guilty to a felony or a crime of moral turpitude, fraud, embezzlement or theft; or

(v)	Executive’s material breach of any covenants under this Agreement or other material policy of TCP.

As to clause (i) and (v), “Cause” will exist only if such breach or default is not cured in all material respects within fifteen (15) days after written notice thereof has been given to Executive by TCP; provided that circumstances did not then exist or subsequently arise that would permit TCP to terminate Executive for “Cause” pursuant to clause (ii), (iii) or (iv); and provided, further, that no opportunity to cure shall be provided if such breach or default is not curable or if the same or substantially similar breach or default has previously occurred during the Term of Employment as to which breach or default Executive has been given an opportunity to cure.

(d) Termination by TCP without Cause. Upon thirty (30) days prior written notice to Executive, TCP may terminate this Agreement without any Cause.

(e) Termination by Executive with Good Reason. Executive shall also have the right to terminate this Agreement upon not less than thirty (30) days prior written notice to TCP, within sixty (60) days after occurrence of the following “Good Reason” (except that if TCP has provided notice of termination for “Cause” or under Section 7(b) above, Executive may not terminate this Agreement for “Good Reason”):

(i)	Material diminution in the nature of Executive’s title, duties, authorities and responsibilities set forth in this Agreement by TCP unless Executive expressly consents in writing, or relocates Executive’s principal place of employment by more than fifty (50) miles from TCP’s current location from which Executive works;

(ii)	Material reduction in the nature of Executive’s compensation as established under this Agreement unless Executive expressly consents (this Section 7(e)(ii) does not apply to any reduction by TCP with respect to a general readjustment of all executive officers’ compensation level for reasonable business purposes);

(iii)	Change in reporting structure materially and adversely affecting Executive without prior written consent by Executive; or

(iv)	A material breach by TCP of any material sections of this Agreement.

As to clause (i) through (iv), “Good Reason” will exist only if such diminution, reduction, change or breach is not cured in all material respects within fifteen (15) days after written notice thereof has been given to TCP by Executive provided, that no opportunity to cure shall be provided if such diminution, reduction, change or breach is not curable.

(f) Termination by Executive without Good Reason. Executive may terminate this Agreement and resign from Executive’s employment hereunder without any Good Reason upon not less than sixty (60) days prior written notice to TCP.

(g) Resignation. Regardless of the reason for termination of this Agreement, Executive will resign, as of the effective date of such termination, from all offices and directorships held by him with TCP and TCP International, their subsidiaries, and their affiliates.

8. Severance Benefits.

Upon termination of this Agreement regardless of any reason, including Cause, Executive will receive (i) continuation of health insurance benefits to the extent required by applicable law, and (ii) any Base Salary earned, but unpaid, any unused vacation time, any Bonus earned, but unpaid, from a prior calendar year, and any business expenses incurred in accordance with TCP’s reasonable requirements with respect to the reporting and documentation of such expenses, but not yet reimbursed, up to the date of termination and, except as set forth below or in any applicable benefit or option plan or as otherwise required by law, TCP shall have no further payment obligations hereunder. Executive shall also be entitled to receive severance benefits described below:

(a) Termination by TCP without Cause; Termination by Executive with Good Reason or Non-Renewal. If (x) the Term of Employment expires and this Agreement is not renewed by TCP (other than because the Executive gave notice of his election not to renew the Term of Employment), or (y) this Agreement and Executive’s employment hereunder is terminated by TCP before the expiration of the Term without Cause pursuant to Section 7(d), or by Executive for Good Reason as defined in Section 7(e) (the date of an event under (x) or (y), a “Termination Event”), Executive shall receive, conditioned on the Executive’s execution, delivery and non-revocation (and the expiration of any period of revocation) of a fully enforceable release in the form attached hereto as Exhibit A within thirty (30) days of the date of the Termination Event, all of the following for a period of three years from the date of the Termination Event (the “Severance Period”):

(i)	Payment equal to Executive’s then Base Salary payable by TCP in regular installments in accordance with the payroll practices and procedures of TCP for its executive and management level employees, as then in effect; and

(ii)	The earned but unpaid Bonus up to the effective date of termination; and

(iii)	At the discretion of TCP, either continuation of coverage under TCP’s medical, dental, and other health benefit plans on terms no less favorable than those provided to employees of TCP (provided that Executive continues to make the required employee contributions) or reimbursement of premium (reduced by the amount of required employee contributions referred to above) for substantially similar coverage, if and to the extent then available. Executive’s, or his eligible beneficiaries, COBRA rights shall commence after the Severance Period in accordance with applicable state and federal laws.

(iv)	For purposes of clarification the provisions of this Section 8(a) shall remain enforceable regardless of whether there is a Change of Control as defined in Section 8(b) herein.

(v)	Payments provided above shall commence or be paid beginning on the first payroll date on or after the 30th day following the date of the Termination Event.

(vi)	Notwithstanding anything to the contrary contained herein including in clause (v) above, if on the date of a Termination Event the Company has any stock which is publicly traded on an established securities market or otherwise and the Executive is a “specified employee” of the Company within the meaning of Section 409A of the Code and the Treasury Regulations thereunder, any payments that would otherwise be paid during the six month period following the date of the Termination Event that constitute “deferred compensation” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder, taking into account all applicable exceptions such as the exception for an involuntary separation from service set forth in Treasury Regulations Section 1.409A-1(n), will be deferred and paid on the date which is six months and one day following the date of the Termination Event.

(b) Change in Control. In the event of a Change in Control (as defined below), as a result of which Executive is not offered the same or comparable position in the surviving company, Executive may, within sixty (60) days of the effective date of such Change in Control, terminate this Agreement, upon not less than thirty (30) days prior written notice, with the effects as provided herein for a termination by Executive with Good Reason. In addition to the Severance Benefits provided in the above Section 8(a), the Stock Option offered to Executive, if any, shall accelerate and become vested and exercisable immediately as of the effective date of termination.

For purposes of this Agreement, “Change of Control” shall mean:

(i)	TCP International merges or consolidates with any other corporation (other than one of TCP International’s subsidiaries), as a result of which TCP International is not the surviving company, or the shares of TCP International voting stock outstanding immediately after such transaction do not constitute, become exchanged for or converted into more than 50% of the Voting Shares of the surviving company;

(ii)	TCP International sells or disposes of all or substantially all of its assets to any other person or entity; or

(iii)	Any third person or entity (other than present stockholders of TCP International or their affiliates) shall become directly the Beneficial Owner, as defined by Rule 13(d)-3 under the Securities Exchange Act of 1934, of at least 50% of the Voting Shares of TCP International’s then outstanding voting securities.

For purposes of this Agreement, Voting Shares shall mean the combined voting securities entitled to vote in election of directors of a corporation, including TCP International, the merged or consolidated, or the new surviving company. “Change of Control” does not include any transfers among present stockholders (or their affiliates) of TCP International or among TCP International and its subsidiaries or affiliates, or offerings of debt or equity funding of TCP International in which TCP International receives the proceeds of such sale.

(c) In the event of Executive’s death during the Severance Period all remaining payments shall be paid in a lump sum to Executive’s estate.

9. Arbitration, Remedies and Survival.

(a) Agreement. Except as otherwise provided in this Agreement, the Parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by confidential, final and binding arbitration conducted in Cleveland, Ohio or such other location agreed by the Parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. In the arbitration, the Parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law. The decisions of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Parties will be entitled to reasonable discovery of essential matters as determined by the arbitrator. The fees and expenses of the arbitration, including but not limited to legal fees and arbitrator’s fees, shall be borne as the arbitrators may determine to be appropriate. A judgment on the arbitration award may be entered in any court of competent subject matter jurisdiction in Cuyahoga County, Ohio.

(b) Remedies. Executive acknowledges that he has been employed for Executive’s unique talents and that Executive’s leaving the employment of TCP would seriously hamper the business of TCP and that TCP will suffer irreparable damage if any provisions of Sections 5 and 6 hereof are not performed strictly in accordance with their terms or are otherwise breached. Executive expressly agrees and understands that the remedy at law for any breach by Executive of Sections 5 and 6 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly TCP will be entitled, among other remedies, to immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this Paragraph 9(b) will be deemed to limit TCP’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement which may be pursued or availed of by TCP. In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in Sections 5 and 6 is unenforceable, then a lesser time period or geographical area that is determined by the court to be enforceable shall be enforced. In the event Executive violates any legally enforceable provision of Sections 5 or 6 as to which there is a specific time period during which Executive is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the violation until the violation ceases.

(c) Survival. Sections 5, 6, 8 and 9 shall survive any termination of this Agreement or the employment relationship of Executive by TCP.

10. Section 409A.

The parties intend for this Agreement to comply with Section 409A of the Code. Any term used in this Agreement which is defined in Section 409A of the Code or the Treasury Regulations thereunder shall have the meaning set forth therein unless otherwise specifically defined herein. Any obligations under this Agreement that arise in connection with the Executive’s “termination of employment”, “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and Treasury Regulations thereunder in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption or exception from, or the conditions of, Section 409A of the Code. Each payment under this Agreement, including each installment of Base Salary payable pursuant to Section 8(a)(i) of this Agreement, shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during such period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

11. Miscellaneous.

(a) Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Ohio.

(b) Entire Agreement. This Agreement represents the entire understanding and agreement between TCP and Executive concerning Executive’s employment relationship with TCP. This Agreement may not be amended or modified except in writing by the Parties.

(c) Notices. Any notices or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered by personally or sent by certified or registered mail, postage prepaid, addressed as follows:

If to Executive:	Ellis Yan

325 Campus Drive

Aurora, Ohio 44202

If to TCP:	Technical Consumer Products, Inc.

325 Campus Drive

Aurora, Ohio 44202

Attn: Kevin Bagby, Chief Financial Officer

(d) Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(e) Withholding. TCP may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or government regulation or ruling.

(f) Waiver. The failure of either party to insist upon strict adherence or compliance by the other party with one or more of the covenants and restrictions contained herein, on one or more occasions, shall not be construed as a waiver, nor shall such course of action deprive either party of the right to require strict compliance therewith.

(g) Interpretation. The interpretation, construction and validity of this agreement shall be governed by the laws of the state of Ohio. The parties hereby irrevocably consent to the jurisdiction and venue of any state or federal court in Ohio, with respect to any action brought under or relating to any term of this Agreement.

(h) Assignment. This Agreement shall be binding upon and shall inure to the benefit of TCP and its successors and assigns and shall be binding upon and shall inure to the benefit of Executive and his heirs, estate and personal representatives. Executive’s interests hereunder is non-assignable.

(i) Headings and Captions. The headings and captions set forth under each of the Articles, sections and subsections of this Agreement are for convenience of reference and shall not be construed or interpreted to define, limit, abridge or assist in the interpretation and/or scope or intent of this Agreement, which in lieu thereof must be read in its entirety. Except where clearly inappropriate hereunder, the term “TCP International” shall include all subsidiaries and affiliates of TCP International Holdings Ltd.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each counterpart being deemed an original, and the counterparts collectively being one and the same instrument.

(k) No Rights Under Company Documentation. In the event a provision of this Agreement conflicts with an employee handbook or manual, employment application, corporation memorandum, or other materials provided to employees in connection with their employment with TCP, the provision contained in this Agreement shall govern.

(l) Unemployment Compensation Benefits. TCP shall not challenge an application for unemployment compensation benefits to Executive, provided that such application is submitted following the expiration of the Severance Period.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

TECHNICAL CONSUMER PRODUCTS, INC.		EXECUTIVE:

By:	/s/ Kevin P. Bagby	/s/ Ellis Yan
Name:	Kevin P. Bagby	Print Name: Ellis Yan
Title:	CFO	Address: 325 Campus Drive, Aurora OH 44202

EXHIBIT A

RELEASE

I, Ellis Yan, in consideration of and as a precondition to the agreement by Technical Consumer Products, Inc. (“TCP”) to provide severance payments in accordance with the Executive Employment Agreement dated                     , 2011 (the “Executive Employment Agreement”), between myself and TCP, for and on behalf of myself, my agents, heirs, executors, administrators, and assigns, does hereby release and forever discharge TCP and all of its direct and indirect parents, affiliates, subsidiaries, divisions, successors, and assigns, past and present, and each of them, as well as each of their respective agents, directors, officers, partners, employees, representatives, insurers, attorneys, and joint venturers, and each of them (the “Released Parties”), from any and all claims and liability of any nature whatsoever which are based upon acts or events that occurred on or before the date on which this Release becomes enforceable, including, without limitation, any and all claims arising under any federal, state, or local employment laws or anti-discrimination statutes, which include, but are not limited to, Title VII of the Civil Rights Acts of 1964 (42 U.S.C. § 2000e), the Age Discrimination In Employment Act (29 U.S.C. §§ 621, et seq.) and the Americans With Disabilities Act (42 U.S.C. §§ 12101, et seq.). The phrase “any and all claims” will be interpreted liberally to preclude any further disputes, litigation, or controversies between me and any of the Released Parties based upon events that occurred on or before the effective date of this Release. The phrase does not cover such disputes based upon (x) events occurring after the effective date of this Release or (y) obligations of TCP that survive termination of the Executive Employment Agreement or obligations under the Executive Employment Agreement.

I understand I am not waiving any rights or claims that may arise out of acts or events that occur after the date on which I sign this Release.

I have been given at least 21 days to consider whether or not to sign this Release and have been advised in writing to consult with an attorney prior to signing it. I understand that I may revoke this Release at any time on or before the date which is seven calendar days after the date of my signature on this Release and that, unless previously revoked, the Release will be enforceable upon the expiration of the seven-day revocation period. I acknowledge that I am not entitled to receive the severance payment referenced above absent execution of this Release, and that this payment is valuable consideration in exchange for my waiver of rights and claims in this Release.

I have read this Release, understand all of its terms, and hereby execute it voluntarily and with full knowledge of its significance.

Ellis Yan

Date:

EXHIBIT B

BONUS

Each officer of TCP International shall be eligible to receive, in addition to base salary, a bonus (the “Bonus”) based on the achievement of management objectives set out for each fiscal year by the board of directors of TCP International, as applicable. The Bonus shall be paid as promptly as possible after the determination that the Bonus was earned in accordance with the preceding sentence, but in all events, if earned, within 90 days following the close of the applicable fiscal year. Nothing shall prohibit the board of directors of TCP International from suspending or declining to make a payment of the Bonus if it is deemed necessary by the board of directors of TCP International as to bonus payments for all officers of TCP International.